EX-10.1  LETTER OF INTENT

                                                   Exhibit 10.1

August 5, 2004


Royster-Clark, Inc.
999 Waterside Drive
8th Floor
Norfolk, Virginia  23510

Re:  Letter of Intent

Ladies and Gentlemen:

This letter of intent, effective when executed by all of the parties hereto, will evidence the current mutual intent, as set forth in
Article 1 below, of Royster-Clark, Inc., a Delaware corporation ("Royster"), to sell, and Rentech Development Corporation, a Colorado corporation and its affiliates ("Rentech") to acquire (the "Acquisition") or all of the issued and outstanding capital stock (the "Stock") of Royster Clark Nitrogen, Inc. (the "Company") which owns a nitrogen facility located in East Dubuque, Illinois and related assets (the "Assets"). Each of the Rentech and Royster are sometimes referred to individually as "Party" and collectively as the "Parties."

This letter is intended to set forth certain basic terms of the understanding reached to date and to serve as a basis for further discussions and negotiations between the Parties with respect to the Acquisition. The matters set forth in Article 1 are not intended to and do not constitute a binding agreement of the Parties with respect to the Acquisition. Any such binding agreement will arise only upon the completion of Rentech's legal due diligence investigation of the Company and its Assets, negotiation, execution and delivery of mutually satisfactory definitive agreements and the satisfaction of the conditions set forth therein, including the approval of such agreements and the Acquisition by the respective board of directors of each Party. Notwithstanding the foregoing, the matters set forth in Article 2 shall constitute binding agreements of the Parties. In consideration of the rights and obligations of the Parties hereunder, and other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged by the Parties, the Parties hereby agree as follows:

                                  ARTICLE 1
                               THE ACQUISITION

1.1 Acquisition. Rentech has completed to its satisfaction, the technical and business due diligence on the potential conversion of the Assets to utilize alternative feedstock and co-produce synthetic fuels with ammonia. Rentech will complete its legal due diligence and the Parties will negotiate definitive agreements (the "Definitive Agreements") for the Acquisition of the Stock of Royster Clark Nitrogen, Inc. ("RCN") based upon the Summary of Certain Key Terms contained in Attachment 1. To the extent that RCN has assets, other than the defined term "Assets", the Parties shall structure the transaction so that RCN can retain possession of those assets.

1.2 Other Agreements. In addition, the Parties may mutually agree to other agreements as necessary or desirable for the Acquisition


                                ARTICLE 2
                            BINDING AGREEMENTS

2.1 Expenses. Each Party shall bear its own costs associated with negotiating and performing under this letter, except that if the Acquisition does not close by October 15, 2004, then Rentech shall reimburse Royster for cost of the ongoing audit of the financial statements of RCN.
..
2.2 Due Diligence and Related Materials; Approval. Rentech shall not be bound to execute any Definitive Agreement relating to the Acquisition until such time as Rentech shall have completed its legal due diligence review of the Company and its Assets, and shall be satisfied with the results of such review. Neither party shall be obligated to negotiate any Definitive Agreement. No Party shall be bound to execute any Definitive Agreement relating to the Acquisition until such Party's board of directors shall have approved the Acquisition and Definitive Agreements.

2.3 Entire Agreement. Except for (i) the Confidentiality Agreement discussed in Section 2.10 below and (ii) the Option to Purchase Shares of Common Stock dated the date hereof between Rentech and Royster, this letter constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior discussions, agreements or understandings, whether oral or written, relating to such subject matter, including without limitation that certain Memorandum of Understanding (MOU) between Rentech and Royster, dated as of January 20, 2004 (the "Superceded MOU"). Any amendment of this letter must be written and signed by the Parties.

2.4 Governing Law; Consent to Jurisdiction. THIS LETTER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES

2.5 Non-Inclusive; Non-Binding. This letter does not contain all matters upon which agreement must be reached in order for the Acquisition to be completed. This letter does not create and is not intended to create a binding and enforceable contract between the Parties with respect to the provision of Article 1 and the subject matter of the Acquisition, and may not be relied upon by a Party as the basis for a contract by estoppel or otherwise. A binding commitment with respect to the Acquisition can only result from the execution and delivery of the Definitive Agreements.

2.6 Relationship of Parties. The Parties shall not be deemed in a relationship of partners or joint venturers by virtue of this letter, nor shall any Party be an agent, representative, trustee or fiduciary of the other. No Party shall have any authority to bind the other to any agreement.

2.7 Attorneys' Fees. In the event it becomes necessary for any Party to file a suit to enforce the binding provisions of this letter, the prevailing Party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs incurred

2.8 Exclusivity. Each of the Parties agrees, for the period commencing as of the date this letter is executed by all of the Parties and terminating November 5, 2004, Rentech shall have the exclusive right to negotiate a Purchase Agreement for the Acquisition.

2.9 Termination. This letter of intent may be terminated by Royster, on the one hand, or Rentech, on the other hand, if the Parties fail to enter into the Definitive Agreements by November 5, 2004.
Additionally, Royster can terminate this letter of intent if Rentech has not provided commitments for financing by November 5, 2004.

2.10 Confidentiality. The terms and conditions of the Acquisition, including the existence of this letter of intent, or any conversations or negotiations relating hereto or thereto, shall be confidential information and shall be subject to the Confidentiality Agreement executed by the parties on January 20, 2004 (the "Confidentiality Agreement"). All documents, studies, opinions, report and financial projections whether in written, electronic or any other form (whether existing now or in the future) relating to the Acquisition, this letter of intent, or any matter relating hereto or thereto shall be subject to the Confidentiality Agreement. As this is a material issue with respect to Rentech a Press release will be issued after review and approval by Royster indicating that an LOI has been executed and Due Diligence under way for the potential acquisition or JV with RCN.

If the provisions of Article 1 correctly set forth our current understanding and the provisions of Article 2 set forth our binding agreement, please execute all originals of this letter in the space provided below, retain one fully-executed original for each of your files, and return the remaining original to us. This letter may be executed, via facsimile or otherwise, in counterparts, and all such counterparts together shall constitute but one agreement

Very truly yours,

RENTECH DEVELOPMENT CORPORATION

        /s/ Richard O. Sheppard
By:   _____________________________
      Richard Sheppard, President


               August 6, 2004
Date:  _____________________________

Acknowledged, Agreed to and Accepted:

ROYSTER-CLARK, INC.


         /s/ G. Kenneth Moshenek
By:   _____________________________
      G. Kenneth Moshenek

         August 6, 2004
Date:  _____________________________


                              Attachment 1
                     (Summary of Certain Key Terms)

Purchase Price:                Subject to the terms and conditions of
                               the Definitive Agreements, Rentech shall pay Sellers a purchase price of $63 million for the Stock, assuming $13
                               million of net working capital at the
                               time of closing (the "Purchase Price"),
                               which Purchase Price will be adjusted
                               accordingly based on the actual level of net working capital at the closing.

Representations and             The purchase of the Stock shall be made
Warranties, Conditions to       pursuant to a Purchase Agreement
Closing and Other Customary     reasonably acceptable to Royster and
Terms:                          Rentech, which agreement shall contain,
                                among other things, representations and
                                warranties, and covenants reflecting the provisions set forth herein, and appropriate conditions to the Closing, including without limitation:

                                - An opinion of counsel for the Sellers

                                - Execution and delivery of a
                                  distribution agreement with Royster
                                  providing for a best efforts
                                  commitment to distribute the products
                                  of the plant(1)

                                - Securing and funding of financing for
                                  the Acquisition

                                - Execution and delivery of employment
                                  agreements between key employees and
                                  Rentech

                                - Securing of contracts relating to
                                  feed stock for the Project
                                  satisfactory to Rentech

                                - Satisfaction of the requirements, if
                                  any, under the Hart-Scott-Rodino Act

                                - Securing title insurance for the
                                  plant and property.

(1) The plant may not be in compliance with PSM requirements. However, due diligence will identify what needs to be done, if anything, to bring the plant back into compliance.



Assignment:                     The Definitive Agreements shall not be
                                Assignable by any Party without the
                                Remaining Parties' prior written
                                consent, which shall not be unreasonably withheld, conditioned or delayed.
                                Notwithstanding the foregoing, Rentech
                                may assign the attached letter of intent or all or any portion of the Definitive
                                Agreements to an affiliate, providing
                                that the assignment shall not relieve
                                Rentech of its obligations under the
                                letter of intent or Definitive
                                Agreements.  In addition, either Part
                                may make appropriate collateral
                                assignments to sources of financing.

Governing Law:                  New York




L:\LegalDept\8k\8kam1ltrofintexh101e.doc
??

??

??

??